EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 48 PERCENT
INCREASE IN SECOND QUARTER EARNINGS

COMPANY INCREASES CASH DIVIDEND 33% TO $0.32 ANNUALIZED RATE AND RAISES
FY2005 EARNINGS GUIDANCE

DURANGO, Colorado (September 28, 2004) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record earnings for the second quarter and first half of FY2005. The Company also announced that its Board of Directors has approved a 33% increase in the Company’s cash dividend to an annualized rate of $0.32 per share.

(Note: All per-share figures in this news release are adjusted for a 3-for-2 stock split in February 2004 and a 10% stock dividend that was distributed to shareholders in May 2004).

For the quarter ended August 31, 2004, revenues increased 7.3 percent to $5.9 million, compared with $5.5 million in the second quarter of FY2004. Comparable-store sales at franchised retail outlets increased approximately 5.6 percent during the most recent quarter when measured against the three months ended August 31, 2003. The Company believes that the increase in comp-store sales reflects a strengthening in the U.S. economy and an increase in customer traffic at retail venues where franchised stores are located.

Net earnings for the second quarter of FY2005 increased 47.6 percent to $1,003,000, compared with $680,000 in the prior-year period. Basic earnings per share increased 50.0 percent to $0.24 in the most recent quarter, compared with $0.16 in the second quarter of FY2004. Diluted earnings per share increased 46.7 percent to $0.22 in the second quarter of FY2005, compared with $0.15 in the prior-year period.

“We are very pleased to report another quarter of record earnings, along with increased comp-store sales, for the three months ended August 31, 2004,” stated Frank Crail, Chairman and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “We believe that our revenue gain of 7.3 percent in the most recent quarter does not reflect the true strength of our underlying business, because last year benefited from a large order to a major warehouse club customer in August. Because of requested scheduling, most of this year’s order from that customer will be shipped in our third fiscal quarter, rather than August, and will thus be included in our third fiscal quarter results. We project that our second quarter revenues would have posted an increase of approximately 20 percent if the warehouse club shipment had occurred in August of both years.”

“Our franchisees opened four new stores in the second quarter and twelve new stores during the first half of the fiscal year,” observed Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “We expect approximately 20 new store openings during the third quarter, and full year openings should reach the upper end of our target range of 35-40 units. Franchisee interest in our new ‘kiosk’ retail concept has accelerated sharply in recent months, and we expect franchisees to be operating a total of approximately 18 kiosks by the Christmas holiday shopping season. We continue to be very pleased with the performance of our new ‘in-line’ store design and the ‘kiosk’ concept in regional shopping mall environments.”

During the second quarter of FY2005, franchisees opened new stores in Cerritos, California; Raleigh, North Carolina; Mesquite, Texas; and Toronto Pearson Airport in Toronto, Canada. Subsequent to August 31, 2004, franchisees have opened new stores in West Covina, California; Moline, Illinois; and Oklahoma City, Oklahoma. The stores in Cerritos, California; and Moline, Illinois represent the thirteenth and fourteenth ‘kiosk’ units to open since February 2002.

For the six months ended August 31, 2004, revenues increased 12.7 percent to $10.6 million, versus $9.4 million in the corresponding period of the previous fiscal year. Comparable-store sales at franchised retail outlets for the six-month period ended August 31, 2004 increased approximately 5.6 percent when measured against the first half of FY2004. If the above mentioned warehouse club orders had been fully shipped in August of 2004 and 2005, respectively, revenues for the six months ended August 31, 2004 would have increased approximately 20 percent.”

Net earnings increased 50.4 percent to $1.6 million in the six months ended August 31, 2004, compared with $1.1 million during the same period in FY2004. Basic earnings per share increased 48.0 percent to $0.37 during the first half of FY2005, versus $0.25 in the six months ended August 31, 2003. Diluted earnings per share increased 45.8 percent to $0.35 for the six-month period ended August 31, 2004, versus $0.24 in the six months ended August 31, 2003.

“In light of the impressive earnings gains posted during the first two quarters of Fiscal 2005 and the backlog in new franchisee store openings scheduled for the third and fourth quarters, we are increasing our guidance for the fiscal year to a range of a 25% to 30% increase in net income,” noted Crail.

“Our balance sheet and cash flows remain healthy,” continued Merryman. “Income from operations totaled $1.6 million in the second quarter, versus $1.1 million in the prior-year period. After reducing long-term debt by 20 percent, or $624,000, during the first half of the fiscal year, our balance sheet at August 31, 2004 reflected $3.0 million of cash in the bank, a current ratio of 3.1 to 1.0, and a debt-to-equity ratio of 13.1%.”

The Company also announced that its Board of Directors has approved a 33% increase in its quarterly cash dividend to an annualized rate of $0.32 per share. This represents the fourth time the quarterly dividend has been increased since the Company’s cash dividend policy was implemented in December 2003. On September 16, 2004, the Company paid a quarterly cash dividend of $0.06 per share to shareholders of record September 2, 2004. Dividends declared for each remaining quarter of the current fiscal year are expected to be paid at the rate of $0.08 per share of common stock.

“The new annualized cash dividend rate of $0.32 per share would, if declared September 27, 2004, have provided a yield of approximately 2.8% on our closing September 27, 2004 common share price of $11.57,” stated Crail. “The Board will continue to monitor future operating results to determine if the dividend payout ratio should be changed in the future.”

The Company will host a conference call Tuesday, September 28, 2004 at 4:15 p.m. EDT to discuss second quarter results in greater detail and the outlook for the balance of Fiscal 2005. The dial-in number for the conference call is 800-500-0177 (international/local participants dial 719-457-2679). Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EST. The call will also be broadcast live on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=947546. A replay of the call will be available through October 5, 2004 by dialing 888-203-1112 or for international callers by dialing 719-457-0820, the replay Access Code is 858461. The call will also be archived through December 27, 2005 at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=947546.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 271 stores in 39 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened
	during the six months	Stores open as of
	ended August 31, 2004	August 31, 2004
United States:
Franchised Stores	10	229
Company-owned Stores	—	8
International Licensed Stores	2	31

Total	12	268

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2004	2003	2004	2003
Revenues
Factory sales	$3,731	$3,405	63.6%	62.2%
Royalty and marketing fees	1,175	998	20.0%	18.3%
Franchise fees	153	163	2.6%	3.0%
Retail sales	809	905	13.8%	16.5%
Total revenues	5,868	5,471	100.0%	100.0%

Costs and Expenses
Cost of sales	2,559	2,657	43.6%	48.6%
Franchise costs	317	252	5.4%	4.6%
Sales and marketing	272	252	4.6%	4.6%
General and administrative	525	511	9.0%	9.3%
Retail operating	379	463	6.5%	8.5%
Depreciation and amortization	202	227	3.4%	4.1%
Total costs and expenses	4,254	4,362	72.5%	79.7%

Income from Operations	1,614	1,109	27.5%	20.3%

Other Income (Expense) Interest expense	(24)	(39)	(0.4%)	(0.7%)
Interest income	23	23	0.4%	0.4%
Other, net	(1)	(16)	(0.0%)	(0.3%)

Income Before Income Taxes	1,613	1,093	27.5%	20.0%

Provision for Income Taxes	610	413	10.4%	7.6%

Net Income	$1,003	$680	17.1%	12.4%

Basic Earnings per Common Share	$0.24	$0.16
Diluted Earnings per Common Share	$0.22	$0.15

Weighted Average Common Shares Outstanding	4,264,180	4,174,225
Dilutive Effect of Stock Options	329,006	304,080
Weighted Average Common Shares Outstanding, Assuming Dilution	4,593,186	4,478,305

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2004	2003	2004	2003
Revenues
Factory sales	$6,763	$5,976	63.9%	63.6%
Royalty and marketing fees	2,175	1,810	20.5%	19.3%
Franchise fees	295	310	2.8%	3.3%
Retail sales	1,360	1,302	12.8%	13.8%
Total revenues	10,593	9,398	100.0%	100.0%

Costs and Expenses
Cost of sales	4,704	4,583	44.4%	48.8%
Franchise costs	612	499	5.8%	5.3%
Sales and marketing	547	506	5.2%	5.4%
General and administrative	1,034	941	9.8%	10.0%
Retail operating	726	699	6.8%	7.4%
Depreciation and amortization	403	428	3.8%	4.6%
Total costs and expenses	8,026	7,656	75.8%	81.5%

Income from Operations	2,567	1,742	24.2%	18.5%

Other Income (Expense)
Interest expense	(51)	(82)	(.5%)	(0.8%)
Interest income	49	46	.5%	0.5%
Other, net	(2)	(36)	.0%	(0.3%)

Income Before Income Taxes	2,565	1,706	24.2%	18.2%

Provision for Income Taxes	970	645	9.1%	6.9%

Net Income	1,595	1,061	15.1%	11.3%

Basic Earnings per Common Share	$0.37	$0.25
Diluted Earnings per Common Share	$0.35	$0.24

Weighted Average Common Shares Outstanding	4,275,511	4,160,762
Dilutive Effect of Stock Options	317,719	277,698
Weighted Average Common Shares Outstanding, Assuming Dilution	4,593,230	4,438,460

SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2004	February 29, 2004
		(audited)
Current Assets	$9,939	$10,229
Total assets	17,526	$17,967
Current Liabilities	3,247	$3,836
Long-Term Debt, Less Current Maturities	1,588	$1,986
Stockholders’ Equity	12,136	$11,590